EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYNNEX Corporation
We consent to the incorporation by reference in the registration statements (Nos. 333-111799, 333-158571, 333-191442 and 333-201755) on Form S-8 of SYNNEX Corporation of our report dated January 28, 2016, with respect to the consolidated balance sheets of SYNNEX Corporation as of November 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 30, 2015, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of November 30, 2015, which report appears in the November 30, 2015 annual report on Form 10-K of SYNNEX Corporation.

/s/ KPMG LLP
Santa Clara, California
January 28, 2016